Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

October 31, 2014

Ampco-Pittsburgh Announces Third Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and nine months ended September 30, 2014 of $65,409,000 and $198,270,000, respectively, against $64,433,000 and $203,995,000 for the comparable prior year periods. Income from operations equaled $42,000 and $2,837,000 for the three and nine months ended September 30, 2014, respectively. Income from operations approximated $20,777,000 and $24,879,000 for the three and nine months ended September 30, 2013, respectively, and includes a pre-tax credit of $16,340,000 for estimated additional insurance recoveries for asbestos liabilities through 2022 as a result of insurance coverage settlement agreements entered into during the third quarter of 2013. The Corporation incurred a net loss for the three months ended September 30, 2014 of $343,000 or $0.03 per share but remains profitable for the nine months ended September 30, 2014 earning $856,000 or $0.08 per share. Net income for the three and nine months ended September 30, 2013 was $12,705,000 or $1.23 per share and $13,937,000 or $1.35 per share, respectively, including an after-tax credit of approximately $10,620,000 or $1.03 per share for the above-mentioned insurance settlements.

For the Forged and Cast Rolls segment, sales for the third quarter were slightly better when compared to the same period of the prior year while sales on a year-to-date basis fell short of the prior year. With both the steel and aluminum industries operating below capacity, depressed pricing and weak demand, particularly for forged roll product, have resulted in lower current year operating results when compared to the same periods of the prior year. Additionally, operating income of the prior year benefited from receipt of approximately $1,500,000 of insurance proceeds for lost margin on rolls damaged in 2012.

For the Air and Liquid Processing group, sales for the third quarter were also slightly better when compared to the same period of the prior year but somewhat less on a year-to-date basis. Operating income for the three and nine months ended September 30, 2014 was less than the same periods of the prior year due to the pre-tax credit of $16,340,000 for the above-mentioned insurance settlements.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013		2014	2013

Sales	$65,409,000	$64,433,000		$198,270,000	$203,995,000

Income from operations	42,000	20,777,000	(1)	2,837,000	24,879,000	(1)
Other expense – net	(418,000)	(565,000)		(388,000)	(1,669,000)

(Loss) income before income taxes	(376,000)	20,212,000		2,449,000	23,210,000
Income tax benefit (expense)	178,000	(7,057,000)		(773,000)	(7,958,000)
Equity loss in Chinese joint venture	(145,000)	(450,000)		(820,000)	(1,315,000)

Net (loss) income	$(343,000)	$12,705,000	(2)	$856,000	$13,937,000	(2)

Earnings per common share:
Basic	$(0.03)	$1.23	(2)	$0.08	$1.35	(2)

Diluted	$(0.03)	$1.22	(2)	$0.08	$1.34	(2)

Weighted-average number of common shares outstanding:
Basic	10,424,287	10,362,746		10,397,695	10,355,272

Diluted	10,477,346	10,407,664		10,447,739	10,404,158

(1)	Income from operations for the three and nine months ended September 30, 2013 includes a pre-tax credit of $16,340,000 for estimated additional insurance recoveries for asbestos liabilities through 2022 as a result of insurance coverage settlement agreements entered into during the quarter.
(2)	Net income for the three and nine months ended September 30, 2013 includes an after-tax credit of approximately $10,620,000 or $1.03 per share for estimated additional insurance recoveries for asbestos liabilities through 2022 as a result of insurance coverage settlement agreements entered into during the quarter.